Exhibit 6.3

Chicago Hogmollies, Inc. / The Crown League, LLC

SHARE ACQUISITION LOAN

$2,500,000.00	March __, 2019
Park City, Utah

In exchange for 416,600 Class A Units (the “Class A Units”) of The Crown League, LLC, a Delaware limited liability company (the “Holder”), the Chicago Hogmollies, Inc., a Delaware corporation, (“Debtor”), promises to pay to Holder the principal sum of $2,500,000.00, plus all interest that accrues hereon (the “Note”). This Note is being entered into simultaneously with a Commitment for Future Advances between Debtor and Holder pursuant to which Debtor has agreed to advance Holder $3,200,000 on or before December 31, 2020 (the “Commitment for Future Advances”).

1.       Interest. Simple interest shall accrue on the outstanding principal balance of this Note at a rate equal to Two Percent (2%) per annum and shall be payable at the Maturity Date.

2.       Payment Terms. This Note shall be payable on or before December 31, 2020 (the “Maturity Date”). Debtor may prepay this Note, in whole or in part, and at any time, without notice, premium or penalty.

3.       Security Interest. This Note is secured pursuant to a Security Agreement dated on or about the date hereof, entered into between Debtor and Holder (the “Security Agreement”), pursuant to which Holder shall obtain a first-in-priority lien on certain of Debtor’s common stock and, under certain circumstances, shall obtain a first-in-priority lien on all of Debtor’s assets, and the proceeds thereof, including, but not limited to, the Class A Units.

4.       Priority of Payments. To the extent Debtor issues securities (including, but not limited to, pursuant to the proposed offering of common stock by Debtor pursuant to Regulation A), Lender must use the proceeds from such issuance to make payments on this Note before using them for any other purpose, including but not limited to payments in respect of the Commitment for Future Advances, operating expenses, and dividends; provided, however, that Debtor may pay direct expenses related to such offering. Any payments made by Debtor to Holder in respect of the Note shall be applied (1) first, to satisfy any accrued and unpaid interest due hereunder, and (2) second, to satisfy any outstanding principal due hereunder.

5.       Default.

a.       Events of Default. The entire amount due under this Note shall immediately and automatically accelerate and become due and payable in full, if (a) Debtor fails to cure any material default (or breach of representations, warranties or covenants) under this Note or the Security Agreement, within ten (10) days after Holder provides Debtor with written notice of such default (or within five (5) days in the event of a failure to make any payment due under this Note); or (b) proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Debtor or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Debtor or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered, and such case or proceeding shall not be dismissed or discharged within 60 days of commencement; or (c) Debtor (i) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) makes a general assignment for the benefit of its or any of its creditors, (iii) is dissolved or liquidated in full or in part, or (iv) institutes proceedings to be adjudicated a bankrupt or insolvent, or has consented to the institution of bankruptcy or insolvency proceedings against it (each an “Event of Default”).

b.       Remedies Upon Default. If an Event of Default occurs, (a) Holder may exercise any and all rights available under the Security Agreement, and any other rights and remedies available under applicable law, and (b) Debtor shall pay all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by Holder in collecting or attempting to collect the indebtedness due under this Note. Debtor expressly waives notices of default, notices of nonpayment or dishonor, presentment, protest, or other notices or demands of any kind.

6.       Miscellaneous.

a.       Notice. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered in person or by commercial overnight courier, or mailed by certified mail, postage prepaid, return receipt requested, or via electronic mail, to the respective addresses for the Debtor and Holder set forth below:

If to Debtor:	Chicago Hogmollies, Inc.

Attn: President

450 Main Street Unit 1715

Park City, UT 84060

Email: ______________

If to Holder:	The Crown League, LLC

Attn: Manager

450 Main Street Unit 1715

Park City, UT 84060

Email: ______________

Any such notice or other communication shall be deemed received and effective upon the earlier of (a) if personally delivered, the date of delivery to the address of the person to receive such notice; (b) if delivered by commercial overnight carrier, one day following the receipt of such communication by such carrier from the sender, as shown on the sender’s delivery invoice from such carrier; and (c) if delivered by electronic mail, when sent. Any reference herein to the date of receipt, delivery, or giving, as the case may be, of any notice or other communication shall refer to the date such communication becomes effective under the terms of this section. Notice of change of address shall be given by written notice in the manner detailed in this section. Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given shall be deemed to constitute receipt of the notice or other communication sent.

b.      Waiver. This Note and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of such change, waiver, discharge or termination is sought. No delay in enforcing or failure to enforce any right under this Note by Holder shall constitute a waiver by Holder of such right. Debtor waives presentment, demand, protest, notice of protest, notice of nonpayment or dishonor and all other notices in connection with the delivery, acceptance, performance, default or enforcement of this Note. Holder’s acceptance of partial or delinquent payments or the failure of Holder to exercise any rights shall not constitute (a) a waiver of any obligation of Holder, or any right of Holder, (b) a modification of this Agreement, or (c) a waiver of any other similar default. In addition, Debtor waives any rights to setoffs or counterclaims with respect to this Note and any amounts due hereunder, which it may have against the Holder, now or in the future, in connection with the Commitment for Future Advances, the Security Agreement or otherwise.

c.      Entire Agreement. This Note contains the entire and complete understanding between the parties concerning its subject matter and all representations, agreements, arrangements and understandings between or among the parties, whether oral or written, have been fully merged herein and are superseded hereby, except for representations, agreements, arrangements and understandings between or among the parties made pursuant to the Commitment for Future Advances, the Security Agreement and any other agreement entered into in connection therewith and herewith. This Agreement may be modified only by a writing signed by both parties.

d.      Successors & Assigns. The rights and obligations of the parties hereunder shall inure to the benefit of and shall be binding upon their successors and assigns. Debtor may not assign this Note without the prior written consent of Holder.

e.      Severability. Every provision of this Note is intended to be severable. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid, such illegal or invalid term or provision shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

f.       Governing Law; Venue; Attorneys’ Fees. This Note shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law; and the courts of Park City, Utah, shall have sole and exclusive jurisdiction over any action or proceeding brought under or pursuant to this Note. Upon default, the breaching party agrees to pay to the non-breaching party reasonable attorneys' fees, plus all other reasonable expenses, incurred by the non-breaching party in exercising any of the non-breaching party’s rights and remedies under this Note.

g.      Facsimile Signatures. A facsimile signature by any party shall be acceptable and shall result in this Agreement being valid and enforceable against such party.

“Holder”	“Debtor”

THE CROWN LEAGUE, LLC	CHICAGO HOGMOLLIES, INC.

By:	By:
Dan Nissanoff, CEO of CrownThrown Inc., Managing Member of The Crown League, LLC	Steven Glassman, President

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